Exhibit 99.1 – News Release

Ritchie Bros. reports third quarter 2016 results

•	Record third quarter revenues of $128.9 million, an 18% increase compared to Q3 2015

•	Q3 2016 Revenue Rate[1] of 12.9% driven mostly by growing fee-based revenue streams

•	$28.2 million impairment charge booked related to EquipmentOne brand, due to recent performance

•	$4.7 million of acquisition-related costs booked during the quarter

•	Net cash provided by operating activities during the first nine months of 2016 of $163.4 million, a 3% increase over the first nine months of 2015

•	Record third quarter Gross Auction Proceeds[1] of $998.9 million

•	$1 billion of credit facilities completed with bank syndicate subsequent to third quarter, to partially fund IronPlanet acquisition and provide the Company with enhanced financial flexibility

(All figures are presented in U.S. dollars)

VANCOUVER, November 9, 2016 – Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA, the “Company” or “Ritchie Bros.”) reports results for the three and nine months ended September 30, 2016. During the third quarter, the Company generated $128.9 million of revenue, an 18% increase compared to revenues of $109.3 million in the third quarter last year, and net loss attributable to stockholders for the third quarter of $5.1 million, a 125% decrease compared to $20.8 million in the same period last year. This quarter’s results were impacted by a $28.2 million non-cash impairment charge related to the Company’s EquipmentOne reporting unit goodwill and customer relationships. Adjusted net income attributable to stockholders2 (non-GAAP measure) for the third quarter, which excludes the impact of the impairment, was $21.3 million, a 2% increase compared to the year ago period. Diluted loss per share attributable to stockholders during the third quarter were $0.05, a 126% decrease compared to diluted earnings per share (“EPS”) of $0.19 in the same quarter last year. Diluted adjusted EPS attributable to stockholders3 (non-GAAP measure) for the third quarter, which excludes the impact of the EquipmentOne impairment, was $0.20. Included in the third quarter’s GAAP and adjusted (non-GAAP) results were approximately $4.7 million ($0.04 per diluted share with no tax impact) of acquisition-related costs.

During the first nine months of 2016, the Company generated $419.6 million of revenue, a 10% increase compared to revenues of $380.4 million in the first nine months of 2015. Net income attributable to stockholders for the first nine months was $64.0 million, a 29% decrease from $89.7 million in the same period last year. Adjusted net income attributable to stockholders (non-GAAP measure) for the first nine months, which excludes the impact of the EquipmentOne impairment, was $90.4 million, a 1% increase from the same period last year. Diluted EPS during the first nine months was $0.60, a 28% decrease from $0.83 in the comparable period last year. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) for the first nine months, which excludes the impact of the EquipmentOne impairment, was $0.84, a 1% increase from the first nine months last year.

[1]	Revenue Rate is calculated as revenues divided by Gross Auction Proceeds (“GAP”). GAP represent the total proceeds from all items sold at the Company’s auctions and online marketplaces. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

[2]	Adjusted net income attributable to stockholders is a non-GAAP financial measure. The Company believes that comparing adjusted net income attributable to stockholders for different financial periods provides useful information about the growth or decline of our net income attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items the Company does not consider to be part of its normal operating results. Adjusted net income attributable to stockholders represents net income attributable to stockholders excluding the effects of adjusting items and is reconciled to the most directly comparable GAAP measures in our consolidated financial statements under “Non-GAAP Measures” below.

[3]	Diluted adjusted EPS attributable to stockholders is a non-GAAP financial measure. We believe that comparing diluted adjusted EPS attributable to stockholders for different financial periods provides useful information about the growth or decline of the Company’s diluted EPS attributable to stockholders for the relevant financial period, and eliminates the financial impact of adjusting items we do not consider to be part of the Company’s normal operating results. Diluted adjusted EPS attributable to stockholders is calculated by dividing adjusted net income attributable to stockholders (non-GAAP measure) by the weighted average number of dilutive shares outstanding. Diluted adjusted EPS attributable to stockholders is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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“We were pleased with the overall growth of the Company in Q3 2016, with GAP up 12% and revenues up 18% versus the same quarter last year,” said Ravi Saligram, CEO of Ritchie Bros. “The Company continues to be a strong cash generator and has delivered $163 million in operating cash flow during the first nine months of the year. Core auction performance was strong this quarter due to double digit GAP growth, stabilized pricing, excellent performance of underwritten contracts and record auctions in both the U.S. and Canada.”

Mr. Saligram continued: "With our strong core auction business and the acquisition of IronPlanet, we are excited about our journey to becoming a unique multi-channel equipment disposition company, providing unprecedented choice to customers through both on site and online sales solutions. We have already filed our HSR submission with the Department of Justice in connection with this acquisition and have started integration planning in earnest.”

Financial Overview[4][5]

(in U.S. $ millions, except EPS)	Three months ended September 30,			Nine months ended September 30,
			Better/(Worse)			Better/(Worse)
	2016	2015	2016 over 2015	2016	2015	2016 over 2015
Revenues	$128.9	$109.3	18%	$419.6	$380.4	10%
Selling, general and administrative expenses	$69.0	$58.2	(19%)	$211.2	$187.2	(13%)
Acquisition-related costs	$4.7	$-	(100%)	$5.4	$-	(100%)
Operating income	$2.3	$28.6	(92%)	$95.1	$124.4	(24%)
Adjusted operating income
(non-GAAP) measure)[4]	$30.5	$28.6	7%	$123.3	$124.4	(1%)
Operating income margin	1.8%	26.2%	-2440 bps	22.7%	32.7%	-1000 bps
Adjusted operating income
margin (non-GAAP measure)[5]	23.7%	26.2%	-250 bps	29.4%	32.7%	-330 bps
Net income (loss) attributable to
stockholders	$(5.1)	$20.8	(125%)	$64.0	$89.7	(29%)
Adjusted net income attributable
to stockholders (non-GAAP measure)	$21.3	$20.8	2%	$90.4	$89.7	1%
Diluted EPS (loss per share)
attributable to stockholders	$(0.05)	$0.19	(126%)	$0.60	$0.83	(28%)
Diluted adjusted EPS attributable
to stockholders (non-GAAP measure)	$0.20	$0.19	5%	$0.84	$0.83	1%
GAP	$998.9	$894.5	12%	$3,294.5	$3,112.2	6%
Revenue Rate	12.90%	12.22%	68 bps	12.74%	12.22%	52 bps

Adjusted (non-GAAP) figures in the table above exclude the impact of the $26.4 million ($28.2 million before tax, $0.25 per diluted share) impairment (non-cash) loss on the EquipmentOne goodwill and customer relationships, but still include the impact of the $4.7 million ($0.04 per share) of acquisition-related costs for Q3 2016. $5.4 million of acquisition related costs for the nine months ended September 30, 2016 are still included in the adjusted (non-GAAP) figures.

[4]	Adjusted operating income is a non-GAAP measure. The Company uses income statement and balance sheet performance scorecards to align the Company’s operations with its strategic priorities. The Company concentrates on a limited number of metrics to ensure focus and to facilitate quarterly performance discussions. The income statement scorecard includes the performance metric, adjusted operating income. The Company believes that comparing adjusted operating income for different financial periods provides useful information about the growth or decline of operating income for the relevant financial period. The Company calculates adjusted operating income by eliminating from operating income the pre-tax effects of significant non-recurring items that the Company does not consider to be part of its normal operating results, such as management reorganization costs, severance, gains/losses on sale of certain property, plant and equipment, impairment losses, and certain other items, which the Company refers to as ‘adjusting items’. Adjusted operating income is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[5]	The Company’s income statement scorecard includes the performance metric, adjusted operating income margin, which is a non-GAAP measure. The Company believes that comparing adjusted operating income margin for different financial periods provides useful information about the growth or decline of its operating income for the relevant financial period. The Company calculates adjusted operating income margin by dividing adjusted operating income (non-GAAP measure) by revenues. Adjusted operating income margin is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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Results of operations – third quarter update

For the three months ended September 30, 2016

GAP was $998.9 million for the third quarter of 2016, a 12% increase compared to the third quarter of 2015. EquipmentOne, the Company’s online equipment marketplace, contributed $42.1 million of gross transaction value (“GTV”)[6] to GAP in the third quarter of 2016, a 39% increase compared to $30.4 million in the third quarter of 2015. Foreign exchange rates did not have a significant impact on GAP in the third quarter of 2016.

Revenues increased 18% during the third quarter of 2016 to $128.9 million, compared to $109.3 million in the third quarter of 2015, primarily due to volume increases in GAP combined with a strong Revenue Rate over the same comparative period. Foreign exchange rates did not have a significant impact on revenues in the third quarter of 2016.

The Revenue Rate was 12.90% in the third quarter of 2016, compared to 12.22% in the third quarter of 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s underwritten contracts combined with an increase in fee revenue, which is not directly linked to GAP. During the third quarter of 2016, the Company continued to actively pursue the use of underwritten commission contracts from a strategic perspective, entering into such contracts only when the risk/reward profile of the terms were agreeable. The Company’s underwritten contract commission rates and volume increased during the three months ended September 30, 2016 compared to the same period in 2015. Straight commission contracts continue to account for the majority of GAP.

Selling, general and administrative (“SG&A”) expenses were $69.0 million during the third quarter of 2016, a 19% increase compared to the same period last year. Higher equity compensation costs, staffing levels, and new executive roles relative to the comparable period were the largest increases to SG&A.

Acquisition-related costs totaling $4.7 million were booked during the third quarter, primarily related to due diligence and legal activities for the announced acquisition of IronPlanet, but also for activities related to the acquisition of Petrowsky Auctioneers. These costs are in addition to SG&A expenses.

An impairment loss of $28.2 million (non-cash) was recognized on the EquipmentOne reporting unit goodwill and customer relationships (the “EquipmentOne impairment loss”) as a result of the identification of an indicator of impairment during the third quarter of 2016. The indicator of impairment consisted of a decline in actual and planned revenue and operating income compared with previously projected results.

Operating income decreased 92% during the third quarter of 2016 to $2.3 million, compared to $28.6 million in the third quarter of 2015. This decrease is primarily due to a $28.2 million EquipmentOne impairment loss recognized during the third quarter of 2016, combined with increases in selling, general and administrative (“SG&A”) expenses, acquisition-related costs, and costs of services, and partially offset by the increase in revenues. Adjusted operating income (non-GAAP measure) increased $1.9 million, or 7%, to $30.5 million in the third quarter of 2016 compared to $28.6 million in the third quarter of 2015. Foreign exchange losses that occurred in both the third quarter of 2016 and 2015 are now reported in operating income, per US GAAP. They did not have a significant impact on operating income in the third quarter of 2016.

Operating income margin, calculated as operating income divided by revenues, was 1.8% for the third quarter of 2016, 2440 basis points lower than 26.2% for the same period last year. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, acquisition-related costs, and costs of services, partially offset by the increase in revenues. Adjusted operating income margin (non-GAAP measure) decreased 250 bps to 23.7% in the third quarter of 2016 from 26.2% in the third quarter of 2015.

[6]	GTV represents the total proceeds from all items sold at the Company’s online marketplaces. In addition to the total value of the items sold in online marketplace transactions, GTV includes a buyers’ premium component applicable only to the Company’s online marketplace transactions. It is not a measure of financial performance, liquidity, or revenue, and is not presented in the Company’s consolidated financial statements.

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Net income attributable to stockholders decreased $26.0 million, or 125% to a net loss attributable to stockholders of $5.1 million in the third quarter of 2016 compared to net income attributable to stockholders of $20.8 million in the third quarter of 2015. This decrease is primarily due to the recognition of the $28.2 million EquipmentOne impairment loss combined with an increase in income tax expense, and partially offset by the increase in operating income over the same comparative period. Adjusted net income attributable to stockholders (non-GAAP measure) increased $0.5 million, or 2%, to $21.3 million in the third quarter of 2016 from $20.8 million in the third quarter of 2015.

Diluted loss per share attributable to stockholders for the third quarter of 2016 was $0.05 per diluted share, a 126% decrease compared to diluted EPS attributable to stockholders of $0.19 in the third quarter of 2015. This decrease is primarily due to the decrease in net income attributable to stockholders over the same comparative period. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) increased 5% to $0.20 per share in the third quarter of 2016 from $0.19 per share in the third quarter of 2015.

Results of operations – year-to-date operations

For the nine months ended September 30, 2016

GAP was $3.3 billion for the first nine months of 2016, a year-to-date record and a 6% increase compared to the same period in 2015. EquipmentOne, the Company’s online equipment marketplace, contributed $107.4 million of GTV to GAP in the first nine months of 2016, a 28% increase compared to $83.9 million in the first nine months of 2015. GAP for the first nine months of 2016 would have been $52.6 million higher, or an additional 2% increase, if foreign exchange rates had remained consistent with those in the same period last year. This adverse effect on GAP is primarily due to the declining value of the Canadian dollar and the Euro relative to the U.S. dollar.

Revenues grew 10% during the first nine months of 2016 to $419.6 million, compared to $380.4 million in the first nine months of 2015, as a result of volume increases in GAP combined with a strong Revenue Rate. Foreign exchange rates had a negative impact on revenues during the first nine months of 2016 as a significant portion of revenues are in Canada and the Netherlands. Refer to the table under “foreign exchange impacts on performance” below for details of this negative foreign exchange rate impact.

The Revenue Rate was 12.74% in the first nine months of 2016, compared to 12.22% in the first nine months of 2015. The increase in the Revenue Rate is primarily due to the performance of the Company’s straight commission contracts combined with an increase in fee revenue, which is not directly linked to GAP.

SG&A expenses were $211.2 million during the first nine months of 2016, a 13% increase compared to the same period last year. Higher staffing levels and new executive roles relative to the comparable period, as well as higher equity compensation costs were the largest increases to SG&A.

Acquisition-related costs totaling $5.4 million were booked during the first nine months of 2016, primarily related to due diligence and legal activities for the announced acquisition of IronPlanet, but also for activities related to the acquisition of Petrowsky Auctioneers and Mascus.

The $28.2 million (non-cash) EquipmentOne impairment loss was recognized as a result of the identification of an indicator of impairment during the third quarter of 2016. The indicator of impairment consisted of a decline in actual and planned revenue and operating income compared with previously projected results.

Operating income decreased 24% during the first nine months of 2016 to $95.1 million, compared to $124.4 million in the first nine months of 2015. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, costs of services, acquisition-related costs, and foreign exchange losses, and partially offset by the increase in revenues. Adjusted operating income (non-GAAP measure) decreased $1.1 million, or 1%, to $123.3 million in the first nine months of 2016 compared to $124.4 million in the first nine months of 2015.

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Operating income margin was 22.7% for the first nine months of 2016, 1000 basis points lower than 32.7% for the same period last year. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, costs of services, acquisition-related costs, and foreign exchange losses, and partially offset by the increase in revenues. Adjusted operating income margin (non-GAAP measure) decreased 330 bps to 29.4% in the first nine months of 2016 from 32.7% in the first nine months of 2015.

Net income attributable to stockholders decreased $25.7 million, or 29%, to $64.0 million in the first nine months of 2016 compared to $89.7 million in the first nine months of 2015. This decrease is primarily due to the EquipmentOne impairment loss combined with increases in SG&A expenses, costs of services, acquisition-related costs, and foreign exchange loss increase in revenues, and partially offset by a decrease in income tax expense over the same comparative period. Adjusted net income attributable to stockholders (non-GAAP measure) increased $0.7 million, or 1%, to $90.4 million during the nine months ended September 30, 2016 from $89.7 million during the same period in 2015.

Diluted EPS attributable to stockholders for the first nine months of 2016 was $0.60 per diluted share, a 28% decrease compared to the first nine months of 2015. This decrease is primarily due to the decrease in net income attributable to stockholders, partially offset by a 211,969 decrease in the weighted average number of dilutive shares outstanding over the same comparative period. Diluted adjusted EPS attributable to stockholders (non-GAAP measure) increased 1% to $0.84 per share in the first nine months of 2016 from $0.83 per share in the first nine months of 2015.

Foreign exchange loss and effect of exchange rate movement on income statement components

Translational impact of foreign exchange rates

Like many businesses, Ritchie Bros.' performance can be affected by changing foreign exchange rates. As a reminder, Ritchie Bros. discloses all financial figures in U.S. dollars (unless otherwise noted), yet operates in over 15 countries worldwide. Since late 2014, there has been significant weakening of the Canadian dollar and the Euro relative to the U.S. dollar. This weakening has affected the Company’s reported operating income when non-U.S. dollar amounts were translated into U.S. dollars for financial statement reporting purposes.

Constant Currency amounts and Translational FX Impact are non-GAAP financial measures. The Company calculates its Constant Currency amounts by applying prior period foreign exchange rates to current period transactional currency amounts. The Company defines Translational FX Impact as the amounts it reports under GAAP, less Constant Currency amounts. The Company believes that presenting Constant Currency amounts and Translational FX Impact, and comparing Constant Currency amounts to prior period results, provides useful information regarding the potential effect of changes in foreign exchange rates on its performance and the growth or decline in its operating income by eliminating the financial impact of items it does not consider to be part of its normal operating results.

Foreign exchange rates did not have a significant impact on revenues and operating income in the third quarter of 2016. The following table presents the Company’s Constant Currency results and the Translational FX Impact for the nine months ended September 30, 2016, as well as reconcile those metrics to the first nine months 2016 and 2015 revenues and operating income, which are the most directly comparable GAAP measures in the consolidated financial statements:

(in U.S. $ millions)	Nine months ended September 30,	2016 over 2015	Constant
2016	reported	Currency
Translational	Constant	change	change
As reported	FX Impact	Currency	2015	$	%	$	%
GAP	$3,294.5	$52.6	$3,347.0	$3,112.2	$182.2	6%	$234.8	8%
Revenues	$419.6	$6.4	$426.0	$380.4	$39.2	10%	$45.6	12%
Operating income	$95.1	$0.7	$95.8	$124.4	$(29.3)	(24%)	$(28.6)	(23%)

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Balance sheet analysis

As at and for the 12 months ended September 30, 2016

Working capital margin, calculated as working capital divided by revenues, improved by 108 basis points to 23.8% during the 12 months ended September 30, 2016 from 24.9% during the 12 months ended September 30, 2015. This decrease is primarily due to an increase in revenues by $36.2 million, or 7%, over the same comparative period, partially offset by a $3.0 million, or 2%, increase in working capital to $132.0 million at September 30, 2016 from $129.0 million at September 30, 2015. Working capital intensity7 (non-GAAP measure) worsened by 620 basis points, to -12.6% during the 12 months ended September 30, 2016 from -18.8% during the 12 months ended September 30, 2015.

Return on total assets, calculated as net income attributable to stockholders divided by total assets, decreased 136 basis points to 8.6% during the 12 months ended September 30, 2016 from 9.9% during the 12 months ended September 30, 2015. This decrease is primarily due to an increase in total assets by $69.3 million, or 6%, to $1.3 billion at September 30, 2016 from $1.2 billion at September 30, 2015. Return on net assets8 (“RONA”) (non-GAAP measure) worsened by 590 basis points, to 21.1% during the 12 months ended September 30, 2016 from 27.0% during the 12 months ended September 30, 2015.

Dividend Information

Quarterly dividend

The Company declares a quarterly cash dividend of $0.17 per common share payable on December 19, 2016 to shareholders of record on November 28, 2016.

Operational Review

Online statistics

During the third quarter of 2016, the Company attracted record third quarter online bidder registrations and sold approximately $481.6 million of equipment, trucks and other assets to online auction bidders and EquipmentOne customers. This represents a 19% increase in online transactions compared to the $404.5 million of assets sold online during the third quarter of 2015.

Auction activity

During the third quarter of 2016, Ritchie Bros. conducted 53 unreserved industrial auctions in 13 countries throughout North America, Central America, Europe, the Middle East, Australia, and Asia. Auctions highlights during the quarter include:

•	On September 28-29, 2016, Ritchie Bros. sold more than CA$39 million (US$30+ million) of equipment and other assets at its auction in Toronto, ON. This was largest auction ever held at the Toronto auction site, and the second time in 2016 the site set new sales records.

•	On September 28-29, 2016, the Company held its largest ever two-day auction in the United States, at its Columbus, Ohio auction site. More than US$76 million of assets were sold at this auction, including US$61 million on the auction’s first day – the largest single day Ritchie Bros. has ever achieved at an auction in the U.S.

[7]	The Company’s balance sheet scorecard includes the performance metric, working capital intensity, which is a non-GAAP measure. The Company believes that comparing working capital intensity on a trailing 12-month basis to different financial periods provides useful information about how efficiently the Company converts revenue into cash. The lower the percentage, the faster revenues are converted into cash. The Company calculates working capital intensity as trade and other receivables plus inventory and advances against auction contracts less auction proceeds payable and trade payables, divided by revenues. Working capital intensity is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

[8]	The Company’s balance sheet scorecard includes the performance metric, RONA, which is a non-GAAP measure. The Company believes that comparing RONA on a trailing 12-month basis to different financial periods provides useful information about the after-tax returns generated by the Company’s net assets employed by the business. The Company calculates RONA by dividing net income attributable to stockholders, excluding the net after-tax interest expenses, by total assets, excluding cash and cash equivalents, restricted cash, and current liabilities. RONA is reconciled to the most directly comparable GAAP measures in the Company’s consolidated financial statements under “Non-GAAP Measures” below.

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•	On September 21-22, 2016, Ritchie Bros. sold more than US$54 million of heavy machinery and other assets at its Fort Worth, TX auction.

•	On September 7-9, 2016, Ritchie Bros. sold more than CA$82 million (US$63+ million) of assets at its Edmonton, AB auction. Approximately 87% of the assets sold at this auction was sold to Canadian buyers (by dollar value), including 53% sold to Albertans.

•	On August 24-25, 2016, the Company sold more than US$53 million of equipment and other assets at its Houston, TX auction site.

•	On August 17, 2016, Ritchie Bros. sold US$21 million of assets at its Tipton, California auction. This was the largest-ever auction held at the Tipton auction site.

•	On July 21-22, 2016, Ritchie Bros. held its first two-day Lethbridge, AB auction, selling CA$24+ million (US$18+ million) of equipment and other assets – a new record for the site.

•	On July 20-21, 2016, the Company sold US$59+ million of equipment and other assets at its Fort Worth, TX auction.

There are currently 86 unreserved auctions on the Ritchie Bros. auction calendar at www.rbauction.com, including auctions in North America, Europe, the Middle East, and Australia.

EquipmentOne activity

During the third quarter of 2016, EquipmentOne sold more than $42.1 million of equipment and other assets on behalf of customers and saw a 5% increase in revenues compared to the third quarter of 2015.

The recent performance of EquipmentOne led to changes to our short-term forecasts for this business and resulted in an impairment loss of $28.2 million. The Company is still confident in the future prospects and outlook for EquipmentOne, and intends to reposition the brand following the acquisition of IronPlanet.

Corporate Developments

Announced acquisition of IronPlanet

On August 29, 2016, Ritchie Bros and IronPlanet, a leading online marketplace for used heavy equipment and other durable asset sales, jointly announced the companies have entered into an agreement under which Ritchie Bros. will acquire IronPlanet for approximately US$758.5 million, subject to customary closing adjustments.

Founded in 1999, IronPlanet complements Ritchie Bros.' primarily end-user customer base, as it focuses largely on the needs of corporate accounts, equipment manufacturers, dealers and government entities in equipment disposition solutions. It conducts its sales primarily through online-only platforms, with weekly online auctions and in other equipment marketplaces. IronPlanet, a private company based in the United States, sold approximately US$787 million worth of equipment and other assets through their sales channels during 2015, and has achieved a 25.2% compounded growth rate in assets sold from 2013 through 2015. This growth momentum has continued, with a 41% increase in gross merchandise value during the first half of 2016 relative to the same period in 2015.

Under the terms of the transaction, Ritchie Bros. will acquire 100% of the equity of IronPlanet for approximately US$740 million in cash and the assumption of unvested equity interests in IronPlanet, subject to adjustment, that brings the total transaction value to approximately US$758.5 million. Through this acquisition, the Company expects to achieve $100 million net present value of tax synergies and $20 million in run-rate cost synergies. The transaction was approved by the Boards of Directors of both companies and is expected to close by the first half of 2017, subject to regulatory clearances and the satisfaction of other customary closing conditions.

Strategic agreement with Caterpillar Inc. (“Caterpillar”)

On August 29, 2016, Ritchie Bros. announced it has entered into a strategic alliance agreement with Caterpillar. The strategic alliance is subject to, contingent upon, and will not be effective until consummation of Ritchie Bros.’ acquisition of IronPlanet. The strategic alliance is expected to deliver significant benefits to both companies, Caterpillar's independent dealers and their respective customers, continuing an accelerated delivery of Caterpillar's Internet of Things (“IoT”) connectivity offerings to improve customer fleet utilization. Under the terms of the agreement, Ritchie Bros. will become Caterpillar's preferred global partner for live onsite and online auctions with respect to used Caterpillar equipment, and will complement Caterpillar's existing dealer channels. Ritchie Bros. will provide Caterpillar and its dealers with access to proprietary auction platforms, software and other value-added services, thereby enhancing the exchange of information and services between customers, dealers and suppliers.

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The strategic alliance is also expected to strengthen Ritchie Bros.' relationship with Caterpillar's independent dealers around the world by providing them enhanced and continued access to a global auction marketplace to sell their used equipment.

Acquisition of non-controlling interest in Ritchie Bros. Financial Services (“RBFS”)

During the third quarter, on July 12, 2016, Ritchie Bros. completed its acquisition of the 49% non-controlling interest in RBFS for CA$53.9 million (US$41.1 million). RBFS provides equipment buyers with the confidence to make offers on equipment, trucks and other industrial assets, with pre-approved loans and financing arrangements. In 2015, RBFS received more than US$1 billion of credit applications and facilitated US$222 million in equipment financing for Ritchie Bros. customers – representing 31% growth in funded loans compared to 2014, and 116% growth compared to 2013. RBFS acts as an intermediary with select lending partners to find financing solutions for customers purchasing equipment, including loans and lease-to-own programs. RBFS does not utilize Ritchie Bros.’ capital in its financing activities. The business finances all brands of equipment and provides equipment buyers with the option to purchase assets at Ritchie Bros. auctions, Ritchie Bros. EquipmentOne, or through other sales channels. Services offered include pre-approved commercial equipment financing, re-financing, and leasing, as well as equipment dealer financing.

Acquisition of Petrowsky Auctioneers

During the third quarter, on August 1, 2016, Ritchie Bros. acquired the business of Petrowsky Auctioneers, for US$6.25 million, significantly enhancing the Company’s market presence in the New England region and providing Ritchie Bros. with a new live reserve auction platform. Based in North Franklin, Connecticut, Petrowsky Auctioneers sold nearly US$50 million worth of equipment and other assets at auctions in 2015, mostly in the New England region.

Catering largely to equipment sellers in the construction and transportation industries, Petrowsky’s auction sales are well aligned with Ritchie Bros.’ sector focus. In addition, Petrowsky also serves customers selling assets in the underground utility, waste recycling, marine, and commercial real estate industries. The business operates one permanent auction site, in North Franklin, which will continue to hold auctions, and also specializes in off-site auctions held on the land of the consignor. All Petrowksy auctions are also simulcast live online, allowing online bidders to participate. The Petrowsky brand will be maintained as a brand extension within the Ritchie Bros. family of brands, given its strong and loyal customer base and its offering of reserve auction options.

Completion of US$1 billion of new credit facilities

Subsequent to quarter-end, on October 27, 2016, the Company announced the closing of a new five-year credit agreement totaling US$1.0 billion with a syndicate of lenders comprising (1) multicurrency revolving facilities of up to US$675 Million (the "Revolving Facilities"), and, (2) a delayed-draw term loan facility of up to US$325 Million to finance the previously announced acquisition of IronPlanet (the "Delayed-Draw Facility" and together with the Revolving Facilities, the "Facilities"). The Facilities will remain unsecured until the closing of the IronPlanet acquisition, after which the Facilities will be secured by assets of Ritchie Bros. and certain of its subsidiaries in Canada and the United States. The Facilities are expected to become unsecured again after the IronPlanet acquisition, once Ritchie Bros. meets specified credit ratings or leverage ratio conditions. Ritchie Bros. intends to pay down debt levels following the close of the IronPlanet acquisition with expected cash flows, which should facilitate the release of the security on the debt. The Company consistently generates free cash flows in excess of net income as it processes cash flows relative to its auction proceeds, not simply its revenues.

In conjunction with this refinancing, Ritchie Bros. has terminated approximately US$600 million of its pre-existing revolving bi-lateral credit facilities and private notes to provide the Company with more suitable covenants and financial flexibility. Approximately US$6.8 million of charges in relation to the early termination of the private notes are expected to be booked in the Company's fourth quarter.

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Q3 2016 Earnings Conference Call

Ritchie Bros. is hosting a conference call to discuss its financial results for the quarter ended September 30, 2016, at 8:00 am Pacific time / 11:00 am Eastern time / 4:00 pm GMT on November 10, 2016. A replay will be available shortly after the call.

Conference call and webcast details are available at the following link:

https://investor.ritchiebros.com

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is the world’s largest industrial auctioneer, and one of the world’s largest sellers of used equipment for the construction, transportation, agriculture, energy, mining, forestry and other industries. Ritchie Bros.TM asset management and disposition solutions include live unreserved public auctions with on-site and online bidding; EquipmentOneTM, an online auction marketplace; Mascus, a global online equipment listing service; private negotiated sales through Ritchie Bros. Private Treaty; and a range of ancillary services, including financing and leasing through Ritchie Bros. Financial Services. Ritchie Bros. has operations in over 15 countries, including 45 auction sites worldwide. Learn more at rbauction.com, EquipmentOne.com, mascus.com, rbauction.com/privatetreaty and rbauction.com/financing.

Forward-looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable U.S. and Canadian securities legislation (collectively, “forward-looking statements”), including, in particular, statements regarding future financial and operational results, including the consummation of the IronPlanet acquisition in the first half of 2017 and the realization of the benefits of the acquisition, payment of dividends, completion of future auctions, the effectiveness and delivery of significant benefits as a result of the strategic alliance agreement with Caterpillar, continuation of holding auctions at Petrowsky’s North Franklin site and maintenance of the Petrowsky brand, expectations of future borrowings being made, paid down and becoming unsecured, and the Company’s attainment of specified credit ratings or leverage ratio conditions. Forward-looking statements are statements that are not historical facts and are generally, although not always, identified by words such as “expect”, “plan, “anticipate”, “project”, “target”, “potential”, “schedule”, “forecast”, “budget”, “estimate”, “intend” or “believe” and similar expressions or their negative connotations, or statements that events or conditions “will”, “would”, “may”, “could”, “should” or “might” occur. All such forward-looking statements are based on the opinions and estimates of management as of the date such statements are made. Forward-looking statements necessarily involve assumptions, risks and uncertainties, certain of which are beyond the Company’s control, including the numerous factors that influence the supply of and demand for used equipment; economic and other conditions in local, regional and global sectors; our ability to complete the IronPlanet acquisition on the anticipated timetable or at all; our ability to successfully integrate IronPlanet after the acquisition and to receive the anticipated benefits therefrom; the possibility that certain closing conditions, including regulatory approvals, may not be satisfied or may be delayed; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which are available on the SEC, SEDAR, and the Company’s website. The foregoing list is not exhaustive of the factors that may affect the Company’s forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, and actual results may differ materially from those expressed in, or implied by, these forward-looking statements. Forward-looking statements are made as of the date of this news release and the Company does not undertake any obligation to update the information contained herein unless required by applicable securities legislation. For the reasons set forth above, you should not place undue reliance on forward-looking statements.

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GAP and Selected Condensed Consolidated Financial Information

GAP and condensed consolidated income statements – third quarter

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Three months ended September 30,	2016	2015
Gross auction proceeds	$998,859	$894,509
Revenues	$128,876	$109,318
Costs of services, excluding depreciation and amortization	14,750	12,045
	114,126	97,273
Selling, general and administrative expenses	69,000	58,170
Acquisition-related costs	4,691	-
Depreciation and amortization expenses	10,196	10,017
Gain on disposition of property, plant and equipment	(570)	(234)
Impairment loss	28,243	-
Foreign exchange loss	281	718
Operating income	$2,285	$28,602
Other income (expense):
Interest income	369	548
interest expense	(934)	(1,239)
Equity income	213	363
Other, net	247	739
	(105)	411
Income before income taxes	$2,180	$29,013
Income tax expense	7,180	7,766
Net income (loss)	$(5,000)	$21,247
Net income (loss) attributable to:
Stockholders	(5,137)	20,825
Non-controlling interests	137	422
	$(5,000)	$21,247
EPS (loss per share) attributable to stockholders:
Basic	$(0.05)	$0.19
Diluted	$(0.05)	$0.19
Weighted average number of share outstanding:
Basic	106,622,376	107,137,417
Diluted	107,525,051	107,517,888

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GAP and condensed consolidated income statements – year-to-date

(Expressed in thousands of United States dollars, except share and per share amounts)

(Unaudited)

Nine months ended September 30,	2016	2015
Gross auction proceeds	$3,294,463	$3,112,238
Revenues	$419,626	$380,413
Costs of services, excluding depreciation and amortization	49,821	40,681
	369,805	339,732
Selling, general and administrative expenses	211,153	187,165
Acquisition-related costs	5,440	-
Depreciation and amortization expenses	30,560	31,402
Gain on disposition of property, plant and equipment	(1,017)	(1,200)
Impairment loss	28,243	-
Foreign exchange loss (gain)	332	(2,051)
Operating income	$95,094	$124,416
Other income (expense):
Interest income	1,354	2,075
interest expense	(3,357)	(3,816)
Equity income	1,209	769
Other, net	1,214	2,370
	420	1,398
Income before income taxes	$95,514	$125,814
Income tax expense	29,929	34,611
Net income	$65,585	$91,203
Net income attributable to:
Stockholders	63,979	89,685
Non-controlling interests	1,606	1,518
	$65,585	$91,203
EPS attributable to stockholders:
Basic	$0.60	$0.84
Diluted	$0.60	$0.83
Weighted average number of share outstanding:
Basic	106,595,088	107,041,819
Diluted	107,221,390	107,433,359

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Selected Data

Selected balance sheet data

(in U.S. $000's)	September 30,	December 31,
	2016	2015
Current assets	$571,971	$430,099
Current liabilities	440,341	289,966
Working capital	$131,630	$140,133
Total assets	$1,287,487	$1,120,115
Long-term debt	101,590	97,915
Stockholders' equity	689,629	703,176

Selected operating data

(Unaudited)

As at and for the nine months ended September 30,	2016	2015
Revenue Rate	12.74%	12.22%
Number of consignments at industrial auctions	39,250	33,450
Number of bidder registrations at industrial auctions	395,500	354,500
Number of buyers at industrial auctions	101,000	86,300
Number of lots at industrial auctions	294,000	253,500
Number of permanent auction sites	39	39
Number of regional auction sites	6	5
Total auction sites	45	44
Number of industrial auctions	109	161
Number of revenue producers	354	355
Number of territory managers	304	307

Average industrial auction data

Nine months ended September 30,	2016	2015
GAP	$18.4 million	$17.4 million
Bidder registrations	2,442	2,192
Consignors	243	207
Lots	1,802	1,561

Non-GAAP Measures

We make reference to various non-GAAP measures throughout this press release. These measures do not have a standardized meaning and are, therefore, unlikely to be comparable to similar measures presented by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles.

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The following tables present our adjusted operating income (non-GAAP measure) and adjusted operating income margin (non-GAAP measure) results for the three and nine months ended September 30, 2016 and 2015, as well as reconcile those metrics to operating income, revenues, and operating income margin, which are the most directly comparable GAAP measures in, or calculated from, our consolidated income statements:

(in U.S. $ thousands)	Three months ended September 30,
			Change
	2016	2015	2016 over 2015
Operating income	$2,285	$28,602	(92%)
Pre-tax adjusting item:
Impairment loss	28,243	-	100%
Adjusted operating income
(non-GAAP measure)	$30,528	$28,602	7%
Revenues	$128,876	$109,318	18%
Operating income margin	1.8%	26.2%	-2440 bps
Adjusted operating income margin
(non-GAAP measure)	23.7%	26.2%	-250 bps

(in U.S. $ thousands)	Nine months ended September 30,
			Change
	2016	2015	2016 over 2015
Operating income	$95,094	$124,416	(24%)
Pre-tax adjusting item:
Impairment loss	28,243	-	100%
Adjusted operating income
(non-GAAP measure)	$123,337	$124,416	(1%)
Revenues	$419,626	$380,413	10%
Operating income margin	22.7%	32.7%	-1000 bps
Adjusted operating income margin
(non-GAAP measure)	29.4%	32.7%	-330 bps

The adjusting item for the three and nine months ended September 30, 2016 was a $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter of 2016.

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The following tables present our adjusted net income attributable to stockholders (non-GAAP measure) and diluted adjusted EPS attributable to stockholders (non-GAAP measure) results for the three and nine months ended September 30, 2016 and 2015, as well as reconcile those metrics to net income (loss) attributable to stockholders, the weighted average number of dilutive shares outstanding, and diluted EPS (loss per share) attributable to stockholders, which are the most directly comparable GAAP measures in our consolidated income statements:

(in U.S. $ thousands, except share and	Three months ended September 30,
per share data)			Change
	2016	2015	2016 over 2015
Net income (loss) attributable to
stockholders	$(5,137)	$20,825	(125%)
Pre-tax adjusting item:
Impairment loss	28,243	-	100%
Deferred income tax effect of adjusting
item:
Impairment loss	(1,798)	-	(100%)
Adjusted net income attributable to
stockholders (non-GAAP measure)	$21,308	$20,825	2%
Weighted average number of
dilutive shares outstanding	107,525,051	107,517,888	-
Diluted EPS (loss per share)
attributable to stockholders	$(0.05)	$0.19	(126%)
Diluted adjusted EPS attributable to
stockholders (non-GAAP measure)	$0.20	$0.19	5%

(in U.S. $ thousands, except share and	Nine months ended September 30,
per share data)			Change
	2016	2015	2016 over 2015
Net income attributable to stockholders	$63,979	$89,685	(29%)
Pre-tax adjusting item:
Impairment loss	28,243	-	100%
Deferred income tax effect of adjusting
item:
Impairment loss	(1,798)	-	(100%)
Adjusted net income attributable to
stockholders (non-GAAP measure)	$90,424	$89,685	1%
Weighted average number of
dilutive shares outstanding	107,221,390	107,433,359	-
Diluted EPS attributable to stockholders	$0.60	$0.83	(28%)
Diluted adjusted EPS attributable to
stockholders (non-GAAP measure)	$0.84	$0.83	1%

The adjusting item for the three and nine months ended September 30, 2016 was a $26.4 million ($28.2 million before tax, or $0.25 per diluted share) impairment loss on the Company’s EquipmentOne reporting unit goodwill and customer relationships recognized in the third quarter of 2016.

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The following table presents working capital intensity (non-GAAP measure) results on a trailing 12-month basis, and reconciles that metric to working capital, trade and other receivables, inventory, advances against auction contracts, auction proceeds payable, trade payables, revenues, and working capital margin, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

(in U.S. $ millions)	As at and for the 12 months ended September 30,
			Change
	2016	2015	2016 over 2015
Working capital	$132.0	$129.0	2%
Select working capital items:
Trade and other receivables	$192.4	$135.5	42%
Inventory	42.4	42.7	(1%)
Advances against auction contracts	3.8	2.5	52%
Auction proceeds payable	(274.7)	(239.2)	15%
Trade payables	(34.0)	(39.0)	(13%)
	$(70.1)	$(97.5)	(28%)
Revenues	$555.1	$518.9	7%
Working capital margin	23.8%	24.9%	-108 bps
Working capital intensity	0.0%	0.0%
(non-GAAP measure)	-12.6%	-18.8%	620 bps

The following table presents RONA (non-GAAP measure) results on a trailing 12-month basis, and reconciles that metric to net income attributable to stockholders, total assets, and return on total assets, which are the most directly comparable GAAP measures in, or calculated from, the consolidated financial statements:

(in U.S. $ millions)	As at and for the 12 months ended September 30,
			Change
	2016	2015	2016 over 2015
Net income attributable to stockholders	$110.5	$121.1	(9%)
Less: Interest income	(1.9)	(2.6)	(27%)
Add: Interest expense	4.5	5.1	(12%)
Less: Income tax recovery on	-	-
finance costs	(0.6)	(0.7)	(14%)
	$112.5	$122.9	(8%)
Total assets	$1,287.5	$1,218.2	6%
Less: Cash and cash equivalents	(231.0)	(206.6)	12%
Less: Restricted cash	(83.4)	(139.2)	(40%)
Less: Current liabilities	(440.3)	(417.8)	5%
	$532.8	$454.6	17%
Return on total assets	8.6%	9.9%	-136 bps
RONA (non-GAAP measure)	21.1%	27.0%	-590 bps

For further information, please contact:

Jamie Kokoska

Director, Investor Relations

Phone: 1.778.331.5219

Email: jkokoska@rbauction.com

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